SEPARATION AGREEMENT

AND GENERAL RELEASE OF ALL CLAiMS

This Separation Agreement and General Release of All Claims (“Agreement”) is made by and between ResMed Inc. (“ResMed” or “the Company”) and Rajwant Sodhi (“Employee”) with respect to the following facts:

A.Employee’s employment with the Company will end effective September 1, 2021 unless extended pursuant to the terms of this Agreement (such actual last day of employment, the “Separation Date”).

B.The Company wishes to assist Employee in the transition to other employment and has offered to provide Employee with severance benefits described below in exchange for the release of claims and continuing obligations contained in this Agreement.

C.The Company also wishes to secure Employee’s continued availability to the Company to assist in transitioning his on-going projects, knowledge transfer and providing additional assistance until November 20, 2022, and so subject to execution and non-revocation of this Agreement, the Company is also offering Employee a separate consulting agreement attached as Exhibit A.

THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1.Severance Benefits.   The Company shall provide Employee with the following Severance Benefits as set forth in Sections 1.1, 1.2, 1.3, and 1.5 subject to Employee timely signing and returning this Agreement and not revoking acceptance of this Agreement:

1.1The Company agrees to pay Employee (i) a severance payment of six hundred and three thousand five hundred dollars ($603,500.00) which is equivalent to twelve (12) months of Employee’s normal base salary, to which Employee is not otherwise entitled; and (ii) nineteen thousand five hundred forty four dollars ($19,544.00) which is intended to be used toward payment of Employee’s future health care premiums, either through COBRA, if elected, or any other insurance that may be obtained by Employee.  The Severance Benefits set forth in this Section 1.1 shall be paid in a lump sum check mailed to Employee within seven (7) days following the Effective Date as described in section 6.4 below, subject to all applicable federal and state taxes and withholding.

1.2The Company agrees to pay Employee a prorated portion of his annual bonus for the fiscal year (i.e., FY22 which includes the performance period of July 2021 –August 2021) calculated at the Employee’s target bonus for this performance period in the gross amount of eighty thousand four hundred sixty seven dollars ($80,467.00).  The prorated bonus shall be paid in a lump sum check mailed to Employee within seven (7) days following the Effective Date as described below and will be subject to all applicable federal and state taxes and withholding.

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1.3The Company also agrees to provide executive outplacement assistance under the terms of the Company’s existing contract with Lee Hecht Harrison through the first anniversary of the Separation Date.

1.4Employee acknowledges and agrees that the Severance Benefits constitute adequate legal consideration for the promises and representations made by Employee in this Agreement.  With the sole exception of the Severance Benefits and any expense reimbursements that may be owed to Employee in accordance with the Company’s expense reimbursement policy, Employee acknowledges that Employee has received all compensation, wages, earned commissions and/or earned bonuses owed to Employee through the Separation Date; provided, however, that if Employee has elected to participate in the deferred compensation plan, Employee will be paid deferred compensation in accordance with his election and the provisions of the plan.

1.5Conditioned on the execution (and non-revocation) of the Agreement, as well as execution of a certification of your continuing reporting obligations and transaction restrictions after ceasing to be an officer or director, the Company and Employee will enter into a consulting agreement in the form as set forth on Exhibit A attached hereto.

2.General Release.

2.1Employee unconditionally, irrevocably and absolutely releases and discharges the Company, and any parent and subsidiary corporations, divisions and other affiliated entities of the Company, past and present, as well as the their employees, officers, directors, agents, attorneys, successors and assigns (collectively, “Released Parties”), from all claims under the laws of the United States, the State of California and any other applicable state, related in any way to the transactions or occurrences between them to date to the fullest extent permitted by law, including but not limited to, any losses, liabilities, claims, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with the Company, or the termination of Employee’s employment.  This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, as well as alleged violations of the California Labor Code, the California Family Rights Act, the federal Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the Americans with Disabilities Act, the laws of any state in which Employee performed services for the Company, and all claims for attorneys’ fees, costs and expenses.  However, this release shall not apply to claims for workers’ compensation benefits, unemployment insurance benefits, claims under California Labor Code §2802, any claims that arise on or after the date this Agreement is executed, any indemnification rights Employee may have against the Company, including without limitation rights under the Indemnification Agreement dated February 19, 2015, any rights to vested benefits, such as retirement or equity benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements, or any other claims that cannot, by statute, lawfully be waived by this Agreement including, but not limited to, Employee’s

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right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company; provided, however, that Employee waives any right to receive any monetary award resulting from such a charge or investigation, except with respect to any monetary recovery under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002.  Further, nothing in this Release prevents Employee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.

2.2Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

2.3Employee declares and represents that Employee intends this Agreement to be final and complete and not subject to any claim of mistake.  Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

2.4Except as expressly reserved in Section 2.1 above, and except for the right to be paid the Severance Benefits set forth in Section 1, above, Employee expressly waives Employee’s right to recover any type of personal relief from the Company, including monetary damages or reinstatement in any administrative action or proceeding, whether state or federal, and whether brought by Employee or on Employee’s behalf by an administrative agency, related in any way to the matters released herein.

3.California Civil Code Section 1542 Waiver.  Employee expressly acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived.  That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee understands that Employee is a “creditor” within the meaning of Section 1542.

4.Representation Concerning Filing of Legal Actions.  Employee represents that, as of the Effective Date of this Agreement, Employee has not filed any lawsuits, complaints, petitions, claims or other accusatory pleadings against the Company or any of the other Released Parties in any court of law.  Employee further agrees that, to the

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fullest extent permitted by law, Employee will not prosecute in any court, whether state or federal, any claim or demand of any type related to the matters released above, it being the intention of the parties that with the execution of this release, the Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Employee related in any way to the matters discharged herein.

5.No Admissions.  By entering into this Agreement, the Released Parties and Employee make no admission that they have engaged, or are now engaging, in any unlawful conduct.  The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

6.Older Workers’ Benefit Protection Act.  This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f).  The following general provisions, along with the other provisions of this Agreement, are agreed to for this purpose:

6.1Employee acknowledges and agrees that Employee has read and understands the terms of this Agreement.

6.2Employee acknowledges that this Agreement advises Employee in writing that Employee may consult with an attorney before executing this Agreement, and that Employee has obtained and considered such legal counsel as Employee deems necessary, such that Employee is entering into this Agreement freely, knowingly, and voluntarily.

6.3Employee acknowledges that Employee has been given twenty‑one (21) calendar days in which to consider whether to enter into this Agreement.  Employee understands that, at Employee’s option, Employee may elect not to use the full twenty‑one (21) day period.

6.4This Agreement shall not become effective or enforceable until the eighth calendar day after Employee signs this Agreement.  In other words, Employee may revoke Employee’s acceptance of this Agreement within seven (7) calendar days after the date s/he signs it.  Employee’s revocation must be in writing and received by David Pendarvis, Global General Counsel on or before the seventh calendar day in order to be effective.  If Employee does not revoke acceptance within the seven (7) calendar day period, Employee’s acceptance of this Agreement shall become binding and enforceable on the eighth calendar day (“Effective Date”).  Upon execution and expiration of the revocation period, the Agreement will become Effective.  In all cases, this Agreement will be void if not effective by September 24, 2021.

6.5This Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement.

7.Confidentiality of Agreement.  Employee agrees that confidentiality is one of the most important terms of this Agreement.  The terms and conditions of this

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Agreement shall remain confidential, and neither Employee nor any agent of Employee shall disclose, directly or indirectly, the facts underlying the terms and conditions of this Agreement or this Agreement itself to any other person or entity.  Employee specifically agrees that Employee will not disclose that Employee has received the Severance Benefits described above, or that Employee received any money or benefits relating to the termination of Employee’s employment as described in this Agreement, except to Employee’s registered domestic partner or spouse (if applicable), or to Employee’s attorneys and financial advisors, or unless required or permitted to do so by law.  Employee agrees that disclosure of any of the terms or conditions of this Agreement shall constitute and be treated as a material breach of this Agreement.  Nothing in this Agreement shall be construed to prevent Employee from responding truthfully and completely to any lawfully issued court order or subpoena or from communicating with a government agency.  Employee further understands and agrees that Company is publicly traded and will be required to report Employee’s separation and other information pursuant to the rules of the Securities Exchange Commission.  Employee agrees that Company’s disclosure does not relieve Employee of his obligation of confidentiality with respect to information not disclosed by the Company.    The Parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

8.Return of Company Property.  Employee understands that, as a condition of receiving the Severance Benefits described in paragraph 1, all Company property still in Employee’s possession, with the exception of the Company iPad in Employee’s possession, must be immediately returned to the Company unless required by Company to be provided to Employee in connection with the consulting services called for in Exhibit A.  By signing this Agreement, Employee represents and warrants that Employee has or will have returned such property no later than the Effective Date, including any Company issued or provided credit cards, computers, vehicles, tangible property and equipment, keys, entry cards, identification badges, telephones, PDAs, and all documents, files, folders, correspondence, memoranda, notes, notebooks, books, records, promotional materials, plans, forecasts, reports, proposals, agreements, financial information, CDs, thumb drivers, and all other computer-recorded information, as well as all copies thereof, electronic or otherwise.

9.Proprietary and Confidential Company Information.  Employee acknowledges that during Employee’s employment with the Company, Employee had access to the Company’s Confidential Information, which Employee acknowledges and agrees are of a highly sensitive and confidential nature and considered trade secrets and/or proprietary to the Company.  For purposes of this Agreement, Confidential Information means all non-public confidential or proprietary documents, materials or information regarding the Company’s products, research, business affairs, unpublished data and personnel matters, including without limitation, trade secrets, inventions, research, plans, proposals, marketing and sales programs, financial projections, cost summaries, pricing formulas and all concepts or ideas, materials or information related to the products, research, business or sales of the Company or the Company’s customers or business partners, as well as the Company’s personnel matters, which has not

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previously been released to third parties within the Company’s industry or the public at large by an authorized representative of the Company;  provided that “Confidential Information” does not include any information or materials that Employee can prove by written evidence (i) is or becomes publicly known through lawful means and without breach of this Agreement by Employee; (ii) was rightfully in Employee’s possession or part of Employee’s general knowledge prior to Employee’s employment with the Company; or (iii) is disclosed to Employee without confidential or proprietary restrictions by a third party who rightfully possesses the information or materials without confidential or proprietary restrictions.  Employee represents that Employee has held all such Confidential Information confidential and will continue to do so, and that Employee will not use such Confidential Information and/or documents for any purpose (except on behalf of the Company and as authorized by the Company in the scope of Employee’s engagement as a consultant of the Company), specifically including use for any business in the same industry as the Company or in competition with the Company.  Employee understands that this obligation of confidentiality continues after Employee’s Separation Date so long as the information is confidential.  Employee also reaffirms the obligation to assign inventions to the Company contained in the document titled “Non-Disclosure of Confidential Information Covenant Not to Compete—No Conflicting Agreements Ownership of Discoveries and Patents –Employment at Will Agreement” previously signed by Employee.

10.Reference Requests.  Employee shall direct prospective employers seeking an employment reference for Employee to the People function.  If it is contacted by prospective employers of Employee, the People function will release information concerning the dates of Employee’s employment and the last position held and will advise prospective employers of Employee that the Company’s policy is to release only such information.

11.Applicable Law.  The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.

12.Binding on Successors.  The parties agree that this Agreement shall be binding on and inure to the benefit of his or its successors, heirs and/or assigns.

13.Full Defense.  This Agreement may be pled as a full and complete defense to and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof.

14.Integration.  This Agreement contains the entire agreement between the Company and the Employee on the subjects addressed in this Agreement and replaces any other prior agreements or representations, whether oral or written, between them except for the following agreements and/or policies applicable to Employee, which survive this agreement and continue: any rights Employee has to Employee’s vested RSUs/PSUs in the Company under any award agreements with the Company or Company equity plans; Indemnification Agreement dated 19 February 2015, the Compensation Recovery

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Policy, as acknowledged by Employee on 15 August 2017; and the agreement titled “Non Disclosure of Confidential Information  Covenant Not to Compete—No Conflicting Agreements Ownership of Discoveries and Patents—Employment at Will Agreement” (as described in section 10 above), remain in full force and effect and are not superseded by this Agreement.  The Parties agree that the Employee’s Executive Agreement (also, referred to as the Change in Control agreement) between Consultant and the Company dated 1 January 2018 is void and of no further force or effect.

15.Severability.  In the event any provision of this Agreement shall be found unenforceable by a court of competent jurisdiction, the provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefits contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

16.Good Faith.  The parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Agreement.

17.Modification.    This Agreement may be amended only by a written instrument executed by all parties hereto.

18.Certification of compliance with ResMed’s Code of Conduct and Corporate Integrity Agreement.  Employee agrees that:

18.1Employee previously read and certified that Employee received and understands Company’s Code of Business Conduct and Ethics;

18.2Employee understands that section 8 of ResMed’s Code of Business Conduct and Ethics, as well as the Corporate Integrity Agreement between ResMed Corp. and the Office of the Inspector General of the Department of Health and Human Services dated December 18, 2019, prohibits any unlawful inducement to a health care provider or customer to recommend or purchase ResMed products;

18.3Employee is aware of the duty, set forth in section 1 of ResMed’s Code of Business Conduct and Ethics, to report to ResMed any violation of the Code of Conduct or of the laws, rules, and regulations that apply to ResMed;

18.4Employee is not presently aware of any credible information about any violation, potential wrongdoing, or illegal activity Employee is obligated to report to ResMed;

18.5Employee has made no internal complaints or reports about any violation potential wrongdoing, or illegal activity to ResMed;

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18.6Employee has not made or filed any complaints or reports about any violation, potential wrongdoing, or illegal activity by ResMed to the federal, state, or local government or in any court; and

18.7Nothing in this section prohibits Employee from making or filing complaints or reports about any violation, potential wrongdoing, or illegal activity by ResMed to a government agency or in any court.

19.Section 409A of the Internal Revenue Code.

19.1Certain payments and benefits payable under this Agreement are intended to comply with, or be exempt from, the requirements of Section 409A of the Code.  This Agreement shall be interpreted in accordance with the applicable requirements of, and exemptions from, Section 409A of the Code and the Treasury Regulations thereunder.  To the extent the payments and benefits under this Agreement are subject to Section 409A of the Code, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code, the Treasury Regulations thereunder and any applicable transitional relief or other authority thereunder.  If the Company and Employee determine that any compensation, benefits or other payments that are payable under this Agreement do not comply with Section 409A of the Code, the Treasury Regulations thereunder and other applicable authority issued by the Internal Revenue Service, the Company and Employee agree to amend this Agreement, or take such other actions as the Company and the Employee deem reasonably necessary or appropriate, to cause such compensation, benefits and other payments to comply with the requirements of Section 409A of the Code, the Treasury Regulations thereunder and other applicable authority issued by the Internal Revenue Service.  In the case of any compensation, benefits or other payments that are payable under this Agreement and intended to comply with Sections 409A(a)(2), (3) and (4) of the Code, if any provision of the Agreement would cause such compensation, benefits or other payments to fail to so comply, such provision shall not be effective and shall be null and void with respect to such compensation, benefits or other payments, to the extent such provision would cause a failure to comply and such provision shall otherwise remain in full force and effect.

19.2This Agreement is not intended to provide for any deferral of compensation subject to Code Section 409A and, accordingly, the benefits provided pursuant to this Agreement shall be paid not later than the later of: (i) the fifteenth day of the third month following Employee’s first taxable year in which such benefit is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth day of the third month following the first taxable year of the Company in which such benefit is no longer subject to a substantial risk of forfeiture, as determined in accordance with Code Section 409A and Treasury Regulation Section 1.409A- 1(b)(4).  For purposes of this Section 6.C, “substantial risk of forfeiture” shall have the meaning set forth in Treasury Regulation Section 1.409A-1(d).

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20.Counterparts.  This Agreement may be executed in counterparts and shall be binding on all parties when each has signed either an original or copy of this Agreement.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN.  WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated: September 29, 2021	By: /s/ Rajwant Sodhi Rajwant Sodhi
Dated: September 29, 2021	ResMed Inc. By: /s/ Rob Douglas

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EXHIBIT A

CONSULTING AGREEMENT

This Agreement is entered into by between ResMed Inc. (“ResMed” or the “Company”) and Rajwant Sodhi (“Consultant” and collectively, the “Parties”) as of September 2, 2021.

1.Services.  Consultant will perform services and deliverables, defined as coordination of leadership transition for Software as a Service, or Saas business, and otherwise will be available as necessary to respond to inquiries about the Saas business Consultant led.  ResMed’s requests with respect to said duties shall consider Consultant’s other obligations and commitments, it being recognized that the Consulting commitment is for a limited time and for limited responsibilities.  For avoidance of doubt, Consultant shall be available at least thirty-two (32) hours per month each month during the Term (as defined below) for consulting.  If ResMed does not request thirty-two (32) hours of consulting services in any month, then one half of the balance of the remaining hours for the prior calendar month shall be available to ResMed in the next calendar month, but in no event shall Consultant be required to provide more than forty-eight (48) hours of consulting services in any single month.  Consultant will:

a.Provide consulting services in a professional competent and timely manner;

b.Begin providing services effective September 2, 2021 (the “Start Date”); and

c.Report directly to Michael (Mick) Farrell, Chief Executive Officer, ResMed Inc.

2.Conditional Nature of Consulting Offer.  The offer to engage Consultant under this Agreement is expressly conditioned upon Consultant signing and not revoking the Separation Agreement and General Release of Claims (“Separation Agreement”).  Consultant understands and agrees that if the Separation Agreement does not take effect, this offer will be null and void, and Consultant will not be entitled to receive any compensation under this Agreement.

3.Compensation.

a.Subject to Sections 2 and 5, this Agreement will allow Consultant to continue to participate in ResMed’s equity program, specifically to allow vesting of certain restricted stock unit (“RSU”) equity awards and performance stock unit (“PSU”) equity awards identified in the table below that were previously granted to Consultant under the terms of the separately executed agreements previously granted to Consultant.

Grant Dates	Grant Type	Potential Quantity to Vest	Vesting Date During the Term
FY19-FY21	RSU	7,224	November 11, 2021
FY20-FY21	RSU	3,798	November 11, 2022

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Grant Date	Grant Type	Maximum Quantity to vest based on TSR performance per PSU agreement *	Vesting Date During the Term*[1]
14 November 2018	PSU	22,905	November 13, 2021
21 November 2019	PSU	17,217	November 20, 2022
19 November 2020	PSU	4,439*	November 20, 2022

Note: * Prorated units based on the number of days in the relevant performance period through the actual Termination Date.  *1 PSU vesting to be determined in accordance with the Company’s equity plan and Consultant’s award agreements based on Compensation Committee determination of the Company’s performance, which may occur after the date reflected in this column.  For avoidance of doubt,  except as provided otherwise in Section 5 below, if Consultant satisfies his obligations under this Agreement he shall not be deemed to have incurred a “Termination of Service” (as that term is used in the award agreements and the Company’s equity plan) or otherwise to have ceased providing the services required to vest in the portions of the awards reflected in the table, and for purposes of determining the portions of the PSUs granted November 21, 2019 and November 19, 2020 reflected in the table that vest on the Termination Date, Consultant’s services shall be deemed to have been terminated by the Company without “cause” (as that term is used in the award agreements) on the Termination Date.

Any unvested portion of the RSUs and/or PSUs that would otherwise vest in the ordinary course after November 20, 2022 (excluding, for avoidance of doubt, the portions of the awards reflected in the table above) will immediately be forfeited on the Termination Date of this agreement as provided in Section 4 of this Agreement.  Please note any portion of these RSUs and or PSUs that will otherwise be forfeited on the Termination Date of this Agreement will continue to remain visible in the Fidelity system up until the Termination Date.

Except as expressly set forth herein or in Consultant’s award agreements or in the applicable stock plan, Consultant shall not be eligible for any accelerated vesting of equity at such time that his services with the Company ends for any reason.  For clarity, (i) Consultant retains the right to accelerated vesting under Consultant’s award agreements in the case of a termination due to Consultant’s death or disability or in connection with a change in control, however, the Executive Agreement (also, referred to as the Change in Control agreement) between

Consultant and the Company dated 1 January 2018 is void and of no further force or effect.

Upon written request by Consultant, ResMed will provide Consultant a copy of the letter from ResMed’s compensation consultant documenting the vesting of Consultant’s PSUs.

Consultant acknowledges and agrees that except for the portions of the RSUs and PSUs set forth above, Consultant will not receive or vest in any additional equity awards of any nature during the Term of this agreement unless it is extended pursuant to the mutual agreement of the parties.  Consultant’s continued vesting in the PSUs and RSUs identified above will be subject to the terms and conditions of the applicable ResMed equity plan and the equity agreements governing the awards.  For avoidance of doubt, except as set forth above, any remaining equity awards granted to or held by Consultant prior to the Start Date will be terminated on the Termination Date.

b.ResMed will pay Consultant’s actual out-of-pocket expenses, such as for meals, lodging and business class travel, as reasonably incurred by Consultant, and approved in advance by Company, in furtherance of Consultant’s performance under the Agreement within ten (10) days of Consultant submitting an invoice for such expenses.

c.Consultant will be solely responsible for all taxes payable as a result of this Agreement.  Consultant will be solely responsible for maintaining adequate records to substantiate all business-related expenses for tax purposes.

4.Term.  Subject to Section 2, this Agreement’s term (the “Term”) begins effective on the Start Date, and automatically ends on November 20, 2022 (the “Termination Date”), unless further action is taken by the Parties under Section 5 of this Agreement.

5.Termination.

a.Consultant may terminate this Agreement earlier than the Termination Date, with or without Good Reason (as defined below).  If Consultant terminates this Agreement for Good Reason, Consultant may terminate this Agreement by delivering written notice to the Company forty-five (45) days before termination.  If Consultant terminates this Agreement without Good Reason, Consultant may terminate this Agreement by delivering written notice to the Company seven (7) days before termination.  Company may terminate this Agreement earlier than the Termination date only for cause (as defined below) by delivering written notice to the Consultant forty-five (45) days before termination and complying with the requirements in Section 5(a)(i)(ii).  The right to terminate this Agreement is absolute and the Parties acknowledge that each has considered and relied on the right to terminate this Agreement in entering into this Agreement.

i.If Consultant elects to terminate this Agreement before the Termination Date without Good Reason (as defined below),  Consultant's RSUs and PSUs will cease to vest immediately on the date his consulting services are terminated under this Agreement, and Consultant shall be vested in all PSUs and RSUs that have vested up to and including the Termination Date and all unvested portions of the RSUs and PSUs shall be cancelled as of such date.  If Consultant terminates this Agreement before the Termination Date for Good Reason, the Company shall accelerate the vesting of the RSUs and PSUs in Section 3(a) as to the remaining number of units reflected in the table above and the Company shall measure the Company’s performance under each of the outstanding PSUs as of the actual Termination Date, and, based on such performance, each PSU shall become earned, vested and non-forfeitable on a prorated basis based on the number of days in the relevant performance period through the actual Termination Date; provided that Consultant signs and does not revoke the release of claims provided by the Company substantially in the form of Exhibit A, with Consultant being given 10  days following the termination of the consulting services to execute such release.

ii.If ResMed elects to terminate this Agreement due to “cause” before the Termination Date, Consultant’s RSUs and PSUs will cease to vest as of the Termination Date, Consultant shall be vested in all PSUs and RSUs that have vested up to and including the Termination Date, and all unvested portions of the RSUs and PSUs shall be cancelled as of such date.  For the purposes of this Agreement, “cause” shall be defined as any material breach of the restrictions in Section 8(b).  In the case ResMed elects to terminate this Agreement for “cause,” ResMed must: (a) provide Consultant with a written notice identifying the provision(s) in Section 8(b) of this Agreement that ResMed claims Consultant materially breached and provide a description in reasonable detail of the facts and circumstances ResMed claims provide a basis for such termination for “cause”; and (b) provide Consultant thirty (30) days after the date Consultant receives such written notice to cure the claimed breach.

iii.Reserved.

iv.If Consultant becomes employed prior to the Termination Date, this Agreement will remain in place until the Termination Date so long as Consultant continues to provide the services outlined in Section 1 of this Agreement, and such employment does not violate Section 8 of this Agreement.  If Consultant materially breaches any provisions in Section 8(b),  ResMed may elect to terminate this Agreement for “cause” in accordance with the terms of subsection 5(a) ii outlined above.

v.For purposes of this Agreement, “Good Reason” means material breach by ResMed of this Agreement or the Separation Agreement. In the case Consultant elects to terminate this Agreement for “Good Reason,” Consultant must: (a) provide ResMed with a written notice identifying the provision(s) in this Agreement and/or the Separation Agreement that Consultant claims ResMed materially breached and provide a description in reasonable detail of the facts and circumstances Consultant claims provide a basis for such termination for “Good Reason”; and (b) provide ResMed thirty (30) days after the date on which ResMed receives such written notice to cure the claimed breach.

b.Within three (3) business days after the Termination Date, Consultant will deliver to ResMed all physical or electronic work-product created during the Agreement’s term, all supplies and equipment provided by ResMed, and all physical and electronic media containing ResMed’s Confidential Information.

c.If Consultant terminates this Agreement for Good Reason, within ten (10) business days after the Termination Date, Consultant will sign and not revoke the release of claims to Company substantially in the form of Exhibit 1 attached.  Consultant agrees that delivery of the accelerated equity scheduled to vest in 2022, as set forth in section 5(a)(i) set forth above is conditioned on Consultant’s delivery and non-revocation of the release of claims.

6.Consultant’s Warranties.    Consultant represents and warrants to ResMed as follows:

a.Consultant has the power to enter into and perform this Agreement and will continue to do so during its Term, unless otherwise terminated in accordance with Section 5;

b.Consultant’s performance of this Agreement will not violate any federal, state, and municipal laws; and

c.Consultant’s performance of this Agreement will not breach any obligation of Consultant to other persons;

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If any of these representations and warranties are incorrect, ResMed has the right to terminate this Agreement immediately, no Consulting Fee will be paid, Consultant’s equity awards will cease to vest and all unvested equity awards shall be cancelled as of such Termination Date.  These representations and warranties will survive this Agreement’s termination.

7.Parties’ Relationship.

a.Consultant is an independent contractor.  Consultant is not ResMed’s agent or employee.  This undertaking is not a partnership or joint venture, and neither Party is authorized to act on the other’s behalf.

b.ResMed will treat Consultant as an independent contractor for all tax purposes (unless it reasonably determines that the Internal Revenue Service or a state taxing authority require otherwise).  ResMed will not provide employment-related rights or benefits pursuant to this Agreement, including but not limited to worker’s compensation insurance.

8.Non-Disclosure of Confidential Information and Covenant Not to Compete.

a.“Confidential Information” as used in this Agreement means any technical or business information, shared with Consultant at any time, and related to such matters as (i) ResMed’s technology, business methods, trade secrets, systems, procedures, manuals, confidential reports, customer lists and price lists as well as the nature and type of services rendered by ResMed, and (ii) the equipment business practices and methods used and preferred by ResMed’s vendors and customers, and the fees paid to and by them, disclosed by ResMed to Consultant at any time; provided that “Confidential Information” does not include any information or materials that Consultant can prove by written evidence (i) is or becomes publicly known through lawful means and without breach of this Agreement by Consultant; (ii) was rightfully in Consultant’s possession or part of Consultant’s general knowledge prior to Consultant’s employment or engagement by the ResMed; or (iii) is disclosed to Consultant without confidential or proprietary restrictions by a third party who rightfully possesses the information or materials without confidential or proprietary restrictions;

b.As a material inducement to ResMed to enter into this Agreement and to allow Consultant to continue vesting in the RSUs/PSUs as stated in Section 3, Consultant will not:

i.Subject to Consultant’s obligation under Section 8.d., directly or indirectly disclose, without ResMed’s permission, any Confidential Information that has been obtained by, disclosed to, or created by Consultant at any time; or

ii.Make use of any such Confidential Information to compete, either directly or indirectly, with ResMed;

iii.Compete at any time during the Term of this Agreement, either directly or indirectly with ResMed, including but not limited to using Confidential Information to induce employees of ResMed to terminate their employment with ResMed;

iv.Disparage ResMed or anyone Consultant knows, or should know, to be a ResMed employee or officer at any time; or

v.During the Term of this Agreement, solicit any ResMed anyone Consultant knows to be a ResMed employee or officer to join a competitor; provided that this provision shall not prohibit Consultant or any entity for which Consultant is employed or engaged by from hiring or engaging an such employee who: (1) makes a direct inquiry about employment or engagement; (2) responds to a job posting or job advertisement that is not directly aimed at such employee; (3) was involuntarily terminated by ResMed; or (4) resigned from ResMed at least six (6) months prior to such contact.

c.ResMed agrees that the Global General Counsel will instruct its members of the Office of the Chief Executive Officer and will ask the members of the Board of Directors (who know or should know about the obligations in this Section) not to disparage Consultant and to abide by the Company’s policy not to comment on the performance of former employees. ResMed agrees that its Global General Counsel will inform the members of the Office of the Chief Executive Officer and its Board of Directors about the non-disparagement obligations in this Section.  Nothing in Sections 8(b) or 8(c) will any way restrict or impede the parties from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

d.Consultant shall provide notice to ResMed’s Global General Counsel seven (7) days before accepting employment during the Term of this Agreement.  If either party materially breach or threaten to breach any of the provisions of Section 8(b) or 8(c), the party claiming such breach, in addition to any other rights, remedies, or damages available such party at law or in equity, will be entitled to a permanent injunction to prevent or restrain any such breach by the other party and any person directly or indirectly acting for or with him/her/it.  As a material inducement to ResMed to enter into this Agreement and to pay the Consultant the compensation stated in Section 3, during the Term of this Agreement, Consultant will provide, if requested to do so in writing by Company, truthful testimony under oath, regardless of whether such testimony is requested orally or in writing. Notwithstanding the foregoing, Consultant will not be required to provide such testimony in the case of a dispute between the Company and Consultant. ResMed will make reasonable efforts to minimize disruption of Consultant’s other activities when requesting such testimony.  Any time spent by Consultant satisfying this obligation shall count against the consulting hours set forth in section 1; provided that ResMed shall reimburse Consultant for reasonable expenses incurred in connection with such testimony.  To the extent Consultant is required to spend more time providing such testimony than the maximum hours required in Section 1 of this Agreement, the Company shall compensate Consultant at an hourly rate based on Consultant’s base salary as of his last day of employment with ResMed.

e.Consultant will not be requested or required to, and will not, disclose any information available to the Consultant that would violate any valid and enforceable confidentiality agreement between Consultant and any other person.

f.Subsections i, ii, and iv, of this Section 8(b) and Section 8(c) will survive the termination of this Agreement.

f.The parties acknowledge that Consultant has an ongoing Board Advisory role with Tandem Diabetes Care.  The parties agree that Consultant’s services to Tandem Diabetes Care does not conflict with or violate any of the terms of this Agreement.

9.Ownership of Work Product and Inventions.

a.Consultant’s work product, arising out of and within the scope of services under this Agreement, or in any way related to ResMed’s business, including intellectual work product, will be the property of ResMed.  Consultant will not sell, transfer, publish, disclose or otherwise make such work product available to third persons without ResMed’s prior written consent.

b.Consultant hereby assigns to ResMed all inventions and original works of authorship, which Consultant may conceive or reduce to practice arising out of and within the scope of ResMed’s business (‘‘Inventions”).  All Inventions are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by the amounts paid to Consultant under this Agreement.

10.Arbitration.  Any controversies or claims relating to any aspect of the Agreement, or to its breach, or the relationship created between the Parties will be settled by binding arbitration under the rules of the American Arbitration Association in San Diego, California or such other place as agreed by the Parties.  The Parties will abide by the arbitrator’s decision and agree that a judgment on the award may be entered in any court having personal jurisdiction over the Parties.

11.Compliance.  The Parties agree, to the extent that Consultant provides any services to the health care industry, that they shall not violate the federal anti‑kickback statute.

12.Notices.  All notices between the Parties will be in writing, addressed to the principal business addresses listed in the first Section of this Agreement.    Either Party

may designate a different address in writing.  Notices will be deemed given on the date of delivery (if delivered in person, electronically, or by overnight delivery service) or three days after mailing if mailed by certified or registered mail.

13.Section 409A of the Internal Revenue Code.  The compensation provided herein is intended to be exempt from Section 409A of the Internal Revenue Code (“Section 409A”) pursuant to Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9) or, alternatively, to comply with Section 409A, and this Agreement shall be interpreted accordingly.  The right to the series of installment payments under this Agreement (including each tranche of eligible RSUs that vest) is to be treated as a right to a series of separate payments.

14.Miscellaneous.

a.Entire Agreement.  This Agreement, together with the Separation Agreement and the award agreements governing the RSUs and PSUs (as modified by this Agreement), contains the Parties’ entire understanding with respect to the consulting arrangement and may not be modified except in a writing signed by both Parties.

b.Assignments.  Consultant may not assign this Agreement, without ResMed’s written consent.  ResMed may not assign this Agreement, without Consultant’s written consent, except that ResMed may assign this Agreement to a subsidiary, parent, successor, or affiliate without Consultant’s consent.

c.Governing Law.  California law will govern this Agreement and the relationship between the Parties.

d.Severability.  If any provision of the Agreement is illegal or unenforceable under law, then it shall be modified, to achieve the Parties’ intent to the fullest extent possible.  In any event, the other provisions of the Agreement, will, to the fullest extent possible, remain valid, unless to do so would deny a Party the benefit of its bargain.

e.Counterparts.  This Agreement may be executed by facsimile and in counterparts.

Signatures on next page

ResMed and Consultant have duly executed this agreement as of the Effective Date.

Dated: September 29, 2021	Consultant By: /s/ Rajwant Sodhi Rajwant Sodhi
Dated: September 29, 2021	ResMed Inc. By: /s/ Rob Douglas Title: President and COO

x

Exhibit 1

Form of Release

This Release Agreement (“Release”) is made by and between Raj Sodhi (“you”) and ResMed Inc. (the “Company”).  A copy of this Release is an attachment to the Consulting Agreement between the Company and you effective September 2, 2021 (the “Consulting Agreement”). Capitalized terms not defined in this Agreement carry the definition found in the Consulting Agreement.

1.PSU/RSU Vesting.    In consideration for your execution and return of this Release on or after your Termination Date, the Company will provide you with the vesting of your RSUs and PSUs as set forth in section 5(a)(i) of the of the Consulting Agreement.

2.Compliance with Section 409A.  The Severance Benefits offered to you by the Company are payable in reliance on Treasury Regulation Section 1.409A-1(b)(9) and the short term deferral exemption in Treasury Regulation Section 1.409A-1(b)(4).  For purposes of Code Section 409A, your right to receive any installment payments (whether pay in lieu of notice, Severance Benefits, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.  All payments and benefits are subject to applicable withholdings and deductions.

3.General Release.

3.1Consultant unconditionally, irrevocably and absolutely releases and discharges the Company, and any parent and subsidiary corporations, divisions and other affiliated entities of the Company, past and present, as well as the their employees, officers, directors, agents, attorneys, successors and assigns (collectively, “Released Parties”), from all claims under the laws of the United States, the State of California and any other applicable state, related in any way to the transactions or occurrences between them to date to the fullest extent permitted by law, including but not limited to, any losses, liabilities, claims, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Consultant’s engagement by the Company, or the termination of Consultant’s employment.  This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, as well as alleged violations of the California Labor Code, the California Family Rights Act, the federal Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the Americans with Disabilities Act, the laws of any state in which Consultant performed services for the Company, and all claims for attorneys’ fees, costs and expenses.  However, this release shall not apply to claims for workers’ compensation benefits, unemployment insurance benefits, claims under California Labor Code §2802, any claims that arise on or after the date this Release is executed, any indemnification rights Consultant may have against the Company, including without limitation rights under the

Indemnification Agreement dated February 19, 2015, any rights to vested benefits, such as retirement or equity benefits, including any RSUs and PSUs that have vested under the terms of the Consulting Agreement, the rights to which are governed by the terms of the applicable pl-an documents and award agreements, or any other claims that cannot, by statute, lawfully be waived by this Release including, but not limited to, Consultant’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company; provided, however, that Consultant waives any right to receive any monetary award resulting from such a charge or investigation, except with respect to any monetary recovery under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002.  Further, nothing in this Release prevents Consultant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.

3.2Consultant acknowledges that Consultant may discover facts or law different from, or in addition to, the facts or law that Consultant knows or believes to be true with respect to the claims released in this Release and agrees, nonetheless, that this Release and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

3.3Consultant declares and represents that Consultant intends this Release to be final and complete and not subject to any claim of mistake.  Consultant executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

3.4Except as expressly reserved in Section 3.1 above, and except for the right to be paid the RSUs and PSUs set forth in Section 1, above, Consultant expressly waives Consultant’s right to recover any type of personal relief from the Company, including monetary damages or reinstatement in any administrative action or proceeding, whether state or federal, and whether brought by Consultant or on Consultant’s behalf by an administrative agency, related in any way to the matters released herein.

4.California Civil Code Section 1542 Waiver.   Consultant expressly acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived.  That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Consultant understands that Consultant is a “creditor” within the meaning of Section 1542.

ResMed Inc.

By:  /s/ Rob Douglas_______________________

Name: Rob Douglas

Title: President and COO

________________________________________

Raj Sodhi, Consultant